UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 29, 2010

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1330 E. Margaret Avenue, Coeur d'Alene, Idaho	83815
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (208) 665-2002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

      On January 29, 2010 Metalline Mining Company (the “Company”) issued a joint news release with Dome Ventures Corporation that announces the filing of a joint prospectus/proxy statement on Form S-4 with the Securities and Exchange Commission.  A copy of the news release is attached hereto.  Included in that Form S-4 is a summary of the Technical Report and Resource Estimate for the Sierra Mojada Project, Mexico dated January 29, 2010 as prepared by Pincock Allen & Holt (the “Technical Report” or “Report”).    Reproduced below is the summary of the Report as presented in the Form S-4.

The information furnished in this Current Report on Form 8-K is merely furnished, and shall not be deemed "filed," for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

[BEGINNING OF FORM S-4 EXCERPT]
Executive Summary of Sierra Mojada Project Technical Report

This is a summary of the technical report (the “Report”) on the Sierra Mojada Project that was prepared by Pincock Allen & Holt (“PAH”) for Metalline.  The Report discloses an inferred resource estimate for the Sierra Mojada project in Coahuila State, Mexico.  Metalline is not currently a publicly listed company in Canada.  After the completion of the merger, the parties intend for Metalline to be a reporting company under the laws of certain provinces in Canada, thereby subjecting Metalline’s disclosure of scientific or technical information to Canadian National Instrument 43-101 (NI 43-101) standards.  The Report was prepared to meet NI 43-101 standards in anticipation of the merger.

The Sierra Mojada project site was visited between the dates of July 28 to August 2, 2009 by PAH personnel including J. Ross Conner, P. Geo., Principal Environmental Geologist; Aaron McMahon, P.G., Senior Geologist; and Jeremy Clark (AIG), Senior Geologist.  Jeremy Clark also visited the Sierra Mojada site between August 17 and 25, 2009.  During the initial site visits, inspections were made of the property, electronic data stored on site, the core collection, handling and processing facilities as well as a tour of underground workings.  An additional PAH visit was made by Mr. Conner between the dates of January 18 and 20, 2010.

Metalline has purchased 15 mining concessions located at Sierra Mojada, Coahuila, Mexico.  It operates in Mexico through a wholly owned Mexican subsidiary; Minera Metalin S.A. de C.V.  All minerals in Mexico are owned by the federal government and mineral rights are granted by soliciting mining concessions which by law have priority over surface land use.  It is PAH’s understanding that all necessary agreements are in place and that the mining and surface rights are in good standing for the resource estimates presented in this Report.

The Sierra Mojada project is located in west central Coahuila State in central northern Mexico at 27˚21’ North Latitude, 103˚43’ West Longitude.  Located approximately 250 kilometers by road north of the major city of Torreon, access is primarily by good paved road to the town of La Esmeralda and then a gravel road for 1 kilometer to the site.  The nearby townships of La Esmeralda and Sierra Mojada have approximately 500 to 1,000 residents combined, and have basic amenities including water and electricity.

Although power levels are sufficient for current operations and exploration, any development of the project would potentially require additional power sources.  The Comisión Federal de Electricidad (English:  Federal Electricity Commission) is the Mexican state-owned electricity monopoly, widely known as CFE, which provides service to the area.  High voltage (13,400 v) power is available in the vicinity of the head frame for the San Salvador shaft (500 KVA), the Encantada shaft (300 KVA), and the Metalline shop area (112.5 KVA).

History

Silver and lead were first discovered by a foraging party in 1879, and mining to 1886 consisted of native silver, silver chloride, and lead carbonate.  After 1886 silver-lead-zinc-copper sulfate ores within limestone and sandstone units were produced.

Approximately 90 years ago zinc silicate and zinc carbonate minerals were discovered underlying the silver-lead mineralized horizon.  Since discovery and up to 1990 zinc, silver and lead ores were mined from various mines along the strike of the deposit including from the Sierra Mojada property.  Ores mined from within these areas were hand sorted and the concentrate shipped mostly to smelters in the United States.

Estimates from 1931, by Hayward and Dickenson, puts production, along the mineralized trend of which the Sierra Mojada property is a subset, at approximately 5 million short tons (all of the following will be short tons).  That compares with Shaw who in his 1922 AIME paper estimated that production to 1920 was 3 to 3.5 million tons of lead-silver ores; and 1.5 to 2 million tons of Ag and Cu-Ag ores.  Based on fragmented records, anecdotal evidence, and stope volumes perhaps 900,000 tons of additional oxide zinc may have been mined from red zinc and white zinc areas on the Sierra Mojada property.  It is assumed that there was significant production between 1920 and 1950 from the district with the involvement of major international mining companies operating small daily tonnage mines during that period.

Between 1996 and 2003 Metalline has been involved in several joint ventures to explore the property the most recent of which, with Peñoles, terminated in 2003.  Metalline subsequently acquired 100% of the project and since 2003 Metalline has continued sampling numerous underground workings through channel and grab samples.  Surface and underground diamond drilling has been completed and is still ongoing at the project site.

Geology

The Sierra Mojada district is located within the Eastern Zone of Mexico’s three geologic zones, defined by age and rocks types that are basements orogens (Campa and Coney, 1983).  Basement of the Eastern Zone is mostly heterogeneous rocks of late Paleozoic age accreted to the Precambrian craton of North America during the Appalachian-Ouchits-Marathon orogeny.  Basement is unconformably overlain by Middle Jurassic continental red beds and Cretaceous marine carbonate rocks.  The latter carbonate rocks host the mineral deposits within the Sierra Mojada district.

The Sierra Mojada district lies on the northeast leading edge of the Laramide thrust belt and as a result has upright kink folds, broad domes and some low-angle faults related to this compression.  However steep normal and reverse faults dominate the district and are related to the history of the Sabinas basin, rather than the Laramide orogeny.  The resulting geomorphology has a distinct basin and range geometry and structure aligned northwest.

Several authors have attempted to map the stratigraphic sequence of the district both at surface and sub-surface; however, due to the structural complexities a detailed understanding of the district statigraphy has yet to be completed.  Structural complexities appear to disrupt the continuity and stratigraphy both along strike and vertically giving rise to the difficulties in establishing the stratigraphic sequence in the district.

Within the property limits the difficulties are further enhanced by potential hydrothermal overprinting and remobilization of minerals.  Mineral dating has led to the interpretation of the lithologies on the northern side of the Sierra Mojada Fault as older, having given dates from Kimmeridigan through to the Hauterivian/Barremian whereas the lithologies on the south side of the fault are younger.

These dates result in the interpretation that the lithologies found on either side of the Sierra Mojada Fault form different parts of the carbonate cycle.  Of particular note is that the evaporites formed in the middle Cretaceous are missing in the sequence in the district.  The lack of these rocks indicates they are probably dissolved or sheared out along a major decollment, during Larmide thrusting.  The thrusting, along with basin-bounding faults, now brings Menchaca formation in contact (north side) with Aurora (south side) formation.  This effectively removes 200m and 25 million years from the sequence.  The San Marcos formation, which is clastic in origin, usually forms part of this sequence, and has been noted in the field within the district by several authors.  Discussions with site personnel and field observations lead to the interpretation that the “red beds” overlying the north side mineralization are the San Marcos formation, however PAH believes further investigation is warranted.  Observations by PAH in the field indicate that at least some of these “red beds” could be the product of hydrothermal alteration and replacement of the limestone formations and as a result do not form part of the stratigraphic sequence.

The stratigraphic sequence remains a point of conjecture with both the district and more specifically within the deposit.  A detailed understanding of the stratigraphy will enhance the structural reconstruction of the deposit as well as enabling a genetic exploration model to be established.

The Sierra Mojada deposit is very unique and does not easily lend itself to common deposit type definitions.  Both the zinc and silver mineralization bodies are hosted in limestone/dolomite.  Morphologically, these bodies are mantos indicating broad stratal controls on mineralization.  There also appears to be some structural control on mineralization proximal to the Sierra Mojada Fault.  The Sierra Mojada deposit has a total absence of high temperature mineral phases either in the deposit or as spatially and temporally related peripheral alterations (Hodder, 2001).  No evidence of replacement of sulfide minerals by oxide minerals is found.

The deposits are probably low temperature carbonate hosted deposits formed from basinal brines.  This interpretation differs from the high temperature carbonate hosted deposits commonly found in Mexico, and in Arizona and New Mexico in the United States.

Mineralization

The Sierra Mojada deposit can be separated into three main mineralized zones:  the south side zinc zone, the north side silver zone, and the mixed zone between these south and north zones.  Generally, the south and north zones are separated by the Sierra Mojada Fault, which strikes east-west and dips to the north between 60 to 80o.  Each of the zones within the deposit is outlined below.

South Side Mineralization

Mineralization within the south side zinc zone commonly occurs in two forms, Iron Oxide Manto (Red Zinc) and Smithsonite Manto (White Zinc).  Both the Red Zinc and White Zinc are zinc-rich, with lower concentrations of silver and lead mineralization.  Both the Red and White Zinc zones have similar orientation which plunge towards 110o at -30o.

The Red Zinc zone has a known strike length of 2,400m and a thickness up to 100m.  This zone appears to be parallel or semi-parallel to the primary dolomitic host bedding, which dips to the south at approximately 15o.  PAH has interpreted a higher grade zone of semi-massive to massive hemimorphite (minor smithsonite), within a halo of fracture fill and replacement lower grade mineralization.

The White Zinc zone commonly underlies the Red Zinc zone but on several occurrences lies adjacent, possibly due to structural displacement.  The White Zinc zone is slightly higher in zinc grade than the Red Zinc zone, lower in lead and higher in aluminum.  Mineralogically the White Zinc zone differs from the Red Zinc zone with much higher concentration of smithsonite and a lower amount of hemimorphite.

For the purpose of this resource estimate only the Red Zinc zone has been included.

North Side Mineralization

Mineralization within the North Silver zone commonly occurs directly below and is conformable with the contact of the red clay-rich rock, commonly referred to as the San Marcos formation, and the underlying Limestone (Manchaca formation).  The origin of this contact is debatable, with one school of thought believing this contact is an unconformity, while another believes this contact is a low angle thrust fault.  Mineralization ranges from a few meters thick up to 50 meters and appears to cross cut bedding, or at least has a markedly different orientation.  The parallel orientation of mineralization suggests the overlying clay-rich layer potentially acts a confining layer for fluid movement.

Mineralogy of the north side differs from the south side with very little hemimorphite or smithsonite present, and the common occurence of sulphides.  Mineral studies by Hodder, 2001 suggests sulfides, sulfosalts and sulfarsenide minerals rich in copper and silver and poor in sulfur are present locally.  Sphalerite and galena occur but rarely and mostly as secondary formations along fractures.

Mixed Zone

Between the North Silver zone and the Red Zinc zone on the north and south side of the Sierra Mojada fault a mixed mineralized zone occurs, which contains relatively high levels of silver and zinc.  Commonly associated with this zone of mineralization is copper occurring as mostly malachite and azurite.

Exploration

Exploration has focused on the definition of the remaining zinc and silver mineralization-bearing structures which have similar strike but differing dips.  Generally, the zinc and silver zones are separated by the steeply dipping Sierra Mojada Fault, which strike east west has a variable dip of 60 to 80o.  The Red Zinc zone lies on the southern side of the fault, dips to the south at approximately 15o, and plunges to the east at 30o.  The silver mineralization commonly lies on the northern side of fault, dips to the north at approximately 30o and plunges to the east at 30o.  PAH believes a mixed zone of zinc and silver can be found between the north side and south zones, which commonly has copper associated.

The Sierra Mojada project has accumulated an extensive amount of data through past years of exploration which provide the background for the resource estimates and analysis that underpin this Technical Report.  The recommendations for further development of the project are primarily concerned with confirming the existing data and the acquisition of additional information to confirm the geological interpretation and increase the level of confidence in the resource estimate.

Current exploration efforts consist of both surface and underground diamond drilling as well as the continuation of mineralogical and structural investigations.

QA/QC

Currently, all resources for the Sierra Mojada deposit are classified as inferred despite very high sampling density in many parts of the deposit.  This is in large part due to insufficient QA/QC procedures used in the past during sample preparation and analysis.  A robust QA/QC program provides a measure of confidence in the analytical results returned from the lab.  This measure of confidence is currently lacking.  Specific deficiencies identified are as follows:

•	No Twin Samples, Coarse Duplicates, Coarse Blanks, Pulp Duplicates, and Pulp Blanks inserted into the sample stream.

•	Infrequent submission of Check Samples to a secondary lab.

•	The average grades and standard deviations of Standards submitted to the primary lab are neither known nor certified.

Metalline and PAH are in the process of executing a re-sampling program.  The aim of this program is to provide the measure of confidence in the analytical results that is currently lacking.

Data Verification

Data validation completed by PAH included a review of all available information.  This review included:

•	All available driller’s reports, which typically recorded the hole ID, design azimuth and dip, and any reflex down-hole surveys.

•	Reconciliation of assay data between the digital drill hole database and assay certificates.

•	Reconciliation of channel sample locations and underground workings.

•	Comparison of the driller’s reports to holes currently in the database. This was completed to validate all holes in the database and find “missing” and inconsistent holes.

•
All survey information including compilation of all collar coordinates, dip and azimuth readings using the collar DH survey method, and all data previously compiled by survey and engineer personnel.  After compilation of the data, comparisons to the current database were conducted to determine potential errors in the database.

•	Bulk density data were reviewed by comparing hard copy sheets to the spread sheet provided to PAH by site personnel.

•	QA/QC procedures were reviewed and all available data were verified in hardcopy.

During this review, several errors were noted by PAH.  PAH was then involved in investigating the source and mitigation of these errors.  Following the corrective actions taken by PAH and Metalline, the integrity of the digital data appears to be sound.  PAH believes that the analytical data have sufficient accuracy to allow the calculation of resource estimates for the Sierra Mojada deposit.

Resource Statement

The geologic three dimensional resource model was constructed by PAH at its offices in Denver, in September 2009.  All resources stated in this Report are classified as inferred and are represented in Table 1-1, Inferred Resource Estimate for the Sierra Mojada Deposit.

The resources are reported at a variety of cut off grades; however, PAH currently recommends 60 g/t silver as the cut off for the North Side mineralization, while 6 percent zinc is recommended as the cutoff for the South Side mineralization.

It is PAH’s understanding as per the legal opinion provided by Metalline that the current mining law in Mexico allows for the concession to be issued for 50 years. This law was made effective April 29th, 2005 and concessions issued prior to this change in mining law will have the expiration date of the concession amended to reflect the 50 year period.  Concessions in table 4-1 which are shown as expired will have new certificates issued respecting the 50 year concession period. This is considered an administrative function and expired concessions can therefore be represented as in good standing by Metalline.  As stated elsewhere in this report, PAH has relied on representations and legal opinions provided by Metalline regarding the legal disposition of mining concessions.

TABLE 1-1
Metalline Mining Company
Technical Report, Sierra Mojada Project
Inferred Resource Estimate for the Sierra Mojada Deposit

Domain	Cut Off Element	Cut Off Grade	Tonnes (,000's)	Silver g/t	Silver Ounces (,000's)	Zinc %	Zinc Tonnes (,000's)
North	Ag	60 g/t	28,422	149	136,346	2.67	758
Red Zinc	Zn	6%	20,405	23	15,242	10.59	2,160

Conclusions

The Sierra Mojada project is an advanced project with 553 drill holes totaling 78,081 meters of sampling drilled into two different mineralized areas.  Historical production has occurred within project limits, with total production estimated to be approximately 10 million short tons over the past 100 years.

•	The available geological data (drilling, surveys, assays, density, lithology, etc.) for the Sierra Mojada deposit are of sufficient quality and quantity to estimate mineral resources for the property.

•	PAH has generated a resource estimate for the North Side and Red Zinc zones of the Sierra Mojada Deposit.

•
Currently, all resources for the Sierra Mojada deposit are classified as inferred despite very high sampling density in many parts of the deposit.  This is in large part due to insufficient QA/QC procedures used in the past during sample preparation and analysis.  A robust QA/QC program provides a measure of confidence in the analytical results returned from the lab.  This measure of confidence is currently lacking, but is in the process of being improved.

•
The resource estimate is limited by concession boundaries particularly on the Western side of the property.  The current estimate excludes any material that does not fall inside Metalline’s concession boundaries.

•
The resource estimate is limited by unknown underground workings.  There are large areas at Sierra Mojada where Metalline believes underground workings exist, but have not been surveyed.  The current estimate excludes any material from these areas.

Recommendations

Re-sampling Program

Currently, all resources for the Sierra Mojada deposit are classified as inferred despite very high sampling density in many parts of the deposit.

Core halves, coarse rejects and pulps covering the core drilling and channel sampling campaigns dating back to 1998 are stored at the site.  The author recommended re-sampling, preparing and analyzing a significant percentage of this material under a robust QA/QC program.  Analysis of the QA/QC data and a comparison of the old and new assay results will then provide a measure of confidence for the sample data used to estimate resources at Sierra Mojada.  This exercise will provide an opportunity to re-assess the current resource classification scheme and potentially upgrade a portion of the inferred resources to a higher level of confidence.

Metalline and the author are in the process of executing this re-sampling program.  The estimated costs for this program are US$76,000.

Exploration Drill Program

With regard to the North Side Silver resource, further surface exploration appears warranted.  A surface drill program designed to better delineate the mineralization as well as provide better geological information into the continued development of the resource model is recommended.

The current resource model has significant zones, particularly in the western area of the North Side silver resource, with only sparse sampling supporting the projection of the geological model.  A program of surface drilling should be undertaken to delineate the resource boundaries in this area.  Delineation of the resource boundaries in the western end of the deposit should then be followed up with infill drilling directed toward increasing the confidence level in the current resource estimate.

PAH recommends an initial Phase 1 drilling program of 32 holes comprising 4,200 meters of drilling at an estimated cost of $150/meter all inclusive, for a total initial drilling cost of $630,000.

Surface and Underground Mapping / Surveying

There is considerable debate over the genesis of the Sierra Mojada deposits and further mapping of both underground and surface features is recommended.  This work will assist in the understanding of the deposit and aid in the use of the geological model for resource estimation.

PAH anticipates that an initial mapping program will take approximately 5 months to complete at a cost of $50,000.
[END OF FORM S-4 EXCERPT]

Additional Note

As required by NI 43-101, the Technical Report contains certain disclosure relating to measured, indicated and inferred mineral resource estimates for Metalline’s Sierra Mojada Project.  Such mineral resources have been estimated in accordance with the definition standards on mineral resources of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. Measured mineral resources, indicated mineral resources and inferred mineral resources, while recognized and required by Canadian regulations, are not defined terms under the SEC’s Industry Guide 7, and are normally not permitted to be used in reports and registration statements filed with the SEC.

However, the summary of the Report was included in the Form S-4 joint proxy statement and prospectus pursuant to Instruction 3 to Paragraph (b)(5) of Industry Guide 7 that provides in part, “. .. . where such estimates previously have been provided to a person (or any of its affiliates) that is offering to acquire, merge or consolidate with, the registrant or otherwise acquire the registrant’s securities, such estimates may be included.”

Cautionary Note Regarding Mineral Resource Estimates

Investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into mineral reserves.  These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  In particular, it should be noted that mineral resources which are not mineral reserves do not have demonstrated economic viability.  It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources or inferred mineral resources discussed in the news release and Report will ever be upgraded to a higher category.  In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies.  Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources or inferred mineral resources referred to in this news release and in the Technical Report are economically or legally mineable.

Where You Can Find Additional Information

This report is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any securities. Any offer of Metalline securities with respect to the proposed transaction between Dome and Metalline will be made only through the registration statement and related materials.  In connection with the proposed merger, Metalline filed a registration statement, including a joint proxy statement of Metalline and Dome, with the SEC on January 29, 2010. Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement, as well as other filings containing information about Metalline and Dome, without charge, at the SEC’s web site (www.sec.gov). These documents may also be obtained by directing a request to Metalline at 1330 E. Margaret Avenue, Coeur d'Alene, Idaho (telephone (208) 665-2002).

Metalline and Dome and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Metalline and Dome shareholders in respect of the proposed merger.

Information regarding Metalline’s directors and executive officers is available in Metalline’s annual report on Form 10-K for the year ended October 31, 2009, filed with the SEC on January 11, 2010. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration and joint proxy statement filed with the SEC in connection with the proposed transaction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated January 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company
(Registrant)
Date: January 29, 2010	/s/ Merlin Bingham
Name: Merlin Bingham
Title: President